EXHIBIT 10.25

NETSUITE INC.

AND

NETSUITE SOFTWARE (ASIA PACIFIC) PTE. LTD.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into by and between Dean Mansfield (“Executive”), NetSuite Software (Asia Pacific) Pte. Ltd. (the “Company”), and NetSuite Inc., and California corporation (the “Parent”), effective as of July 1, 2007 (the “Effective Date”).

RECITALS

1. It is possible that the Company could terminate Executive’s employment with the Company and it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits upon a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. Severance Benefits.

(a) Termination without Cause and not in Connection with a Change of Control. If the Company (or any Affiliate) terminates Executive’s employment with the Company (or any Affiliate), for a reason other than Cause, Executive becoming Disabled or Executive’s death at any time other than during the period commencing three (3) months before and ending twelve (12) months after a Change of Control, then, subject to Section 4, Executive will receive the following severance from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

(iii) Pro-Rated Bonus Payment. Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365).

(iv) Equity. All of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12) month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination. In addition, Executive will have twelve (12) months following any such termination in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or 10 years from the original grant date of such equity award.

(v) Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of up to twelve (12) months following Executive’s termination.

(vi) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans. If, however, at the applicable time, Company-paid coverage after the cessation of employment is no longer available at substantially similar rates to the amount paid for coverage during employment, the Company shall pay Executive a one time payment equal to the product of twelve (12) multiplied by 100% of the total cost of such coverage during his last month of employment (i.e., including all employer and employee costs).

(vii) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law .

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If during the period commencing three (3) months before and ending twelve (12) months after a Change of Control, (i) Executive terminates his or her employment with the Company (or any Affiliate) for Good Reason or (ii) the Company (or any Affiliate) terminates Executive’s employment for other than Cause, Executive becoming Disabled or Executive’s death, then, subject to Section 4, Executive will receive the following severance from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment. Executive will receive a lump-sum severance payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control.

(iii) Bonus Payment. Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of the higher of (i) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (ii) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs.

(iv) Equity. Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards. In addition, Executive will have twelve (12) months following any such termination in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or 10 years from the original grant date of such equity award.

(v) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans. If, however, at the applicable time, Company-paid coverage after the cessation of employment is no longer available at substantially similar rates to the amount paid for coverage during employment, the Company shall pay Executive a one time payment equal to the product of twelve (12) multiplied by 100% of the total cost of such coverage during his last month of employment (i.e., including all employer and employee costs).

(vi) Outplacement Benefits. If requested by the Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months following Executive’s termination.

(vii) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

For purposes of Section 3(a) and (c), if Executive’s employment with the Company or one of its Affiliates terminates, he will not be determined to have been terminated without Cause, provided he continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason under Section 3(c).

(c) Disability; Death. If Executive’s employment with the Company (or any Affiliate) is terminated due to Executive’s becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law.

(d) Voluntary Resignation; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company or any Affiliate (other than for Good Reason during the period that commences three (3) months before a Change of Control and ends twelve (12) months after a Change of Control) or if the Company (or any Affiliate) terminates Executive employment with the Company (or any Affiliate) for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company (or any Affiliate) may otherwise be entitled, whether at law, tort or contract (including the right to notice of termination or otherwise provided in Executive’s Employment Agreement) or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

3. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance pay or other benefits pursuant to Sections 3(a) or (c) above will be subject to Executive signing and not revoking a separation agreement and release of claims with the Company in a form acceptable to the Company. No such severance pay or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of the Executive’s termination and the date of such release becomes effective shall be paid on the effective date of such release.

(b) Non-solicitation, Non-hire and Non-competition. Executive agrees, to the extent permitted by applicable law, that in the event the Executive receives severance pay or other benefits pursuant to Sections 3(a) and (c) above, for the twelve (12) consecutive month period immediately following the date of Executive’s termination, Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and (c), will not (i) either for him or herself or on behalf of any business for which Executive is a director, executive officer, employee, shareholder, or consultant, directly or indirectly, hire, whether as an employee, consultant or otherwise, any person who is at that time, or who was at any time within the twelve-month period prior to such time had been, employed by the Company in a management position or key sales position, (ii) either directly or indirectly, solicit, induce, attempt to hire, recruit, encourage or take away any management employee or key sales employee of the Company or cause such employee to leave his employment either for Executive or for any other entity or person, or (iii) without the express written consent of the Company, directly or indirectly engage in, enter the employ, have any ownership interest in, or participate in any entity within Singapore, the United Kingdom, Japan, or any other countries where Executive has performed substantial duties during the course of his or her employment, that as of the date of termination, engages in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by the Company or any product sold by the Company or under development by the Company; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed to be violative of the restrictive covenant set forth in this paragraph. In the event Executive violates the provisions of this Section 4(b), all severance pay and other benefits pursuant to Section 3 shall cease immediately.

The covenants contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

4. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation, related corporations, associated companies, affiliates, successors and/or assigns of the Company.

(b) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and similar benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 3. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums after Executive has properly elected continuation coverage (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’ s eligible dependents, or (iii) where the continuation of coverage is not possible or practical subject to the terms of the Benefits Plans by third party service providers, the Company shall pay Executive an amount equivalent to 100% of the cost of such coverage in effect during the last month of Executive’s employment with the Company.

(c) Cause. “Cause” means (i) Executive’s failure to devote sufficient time and effort to the performance of his or her duties; (ii) Executive’s continued failure to perform his or her employment duties, (iii) Executive’s repeated unexplained or unjustified absences from the Company; (iv) Executive’s material and willful violation of any applicable law which if made public would injure the business or reputation of the Company; (v) Executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (vi) Executive’s commission of any act of fraud with respect to the Company; or (vii) Executive’s conviction of, a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the Board of Directors of the Company (the “Board”). The Company may not terminate the employment of an Executive under clause (i), (ii), or (iii) above unless the Company (1) provides Executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate Executive’s employment under clause (i), (ii), or (iii) above, and (2) permits Executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.

(d) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) Any person, except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within an one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease, or other disposition by the Company of all or substantially all the Company’s assets.

(e) Disability. “Disability” will mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or one hundred and eighty (180) days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(f) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without the Executive’s written consent: (i) the significant reduction of Executive’s duties, authority, responsibilities, job title or reporting relationships relative to Executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change in Control shall not constitute “Good Reason”; (ii) a reduction of more than five percent of Executive’s Base Salary in any one year; (iii) a reduction by more than ten percent of Executive’s total target annual cash compensation in any one year (which consists of Executive’s Base Salary plus target bonus incentive compensation); (iii) the material change in the geographic location at which Executive must perform services (for these purposes, the relocation of Executive to a facility that is more than twenty-five (25) miles from Executive’s current employment location will be considered material); (iv) the failure of the Company to obtain assumption of this Agreement by any successor; and (v) the breach by the Company of a material provision of this Agreement. For purposes of clause (i), Executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if Executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President, Worldwide Sales and Distribution of the Company remains the President, Worldwide Sales and Distribution of the Company —or other title signifying the functional head of worldwide sales including direct and indirect sales channels, following a Change in Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President, Worldwide Sales and Distribution_— or other title signifying the head of worldwide sales including direct and indirect sales channels, of the acquiring corporation), or (b) remain a member of the executive officer management staff of the Company business or the business with such business is operationally merged or subsumed. Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

5. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company or by Executive will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. In the case of termination by the Company for Cause or by the Executive for Good Reason, such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. All notice of termination will specify the termination date (which will be not less than [1] business day). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

7. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the laws of Singapore (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on July 31, 2007, in the case of the Company by its duly authorized officer, but effective as of the day and year set forth below.

COMPANY	NETSUITE SOFTWARE (ASIA PACIFIC PTE. LTD.

	By:	/s/ James McGeever

	Title:	Chief Financial Officer and Director

PARENT	NETSUITE INC.

	By:	/s/ Douglas P. Solomon
Douglas P. Solomon Vice President, Legal and Corporate Affairs & Secretary

EXECUTIVE		/s/ Dean Mansfield